Exhibit 99.1

96 Mowat Avenue Toronto, Ontario, Canada M6K 3M1

October 25, 2017

Terry Dorman

Dorman & Fawcett

PO Box 1370

Quechee, VT 05059

Dear Terry:

Tucows (“We” or “Buyer”), through a wholly owned subsidiary of our choice, wishes to acquire through (the “Transaction”) all of the assets of City of Burlington d/b/a Burlington Telecom (“BT”), together with all of the Burlington Telecom System assets the City of Burlington conveyed to and then leased back from Blue Water Holdings, LLC (together, the “BT Business”).

Price

We will providing total consideration of $30,500,000 as follows:

●	$28,000,000, payable in cash upon the closing of this transaction.
●	$2,500,000, payable upon closing as recognition of the additional capital expenditure planned in Fiscal 2018. Amounts in excess of this number would be subject to the approval of the Buyer.

For clarity, this offer is for all of the assets required for the current operations of Burlington Telecom. Tucows’ offer is for all of the assets required for the current operations of Burlington Telecom. It assumes a zero cash balance at closing.

City Equity Stake

We understand that given the unique history of BT and the City’s stake in BT’s future, that the City of Burlington may desire to retain a continuing interest in the BT Business. We are very comfortable to have the City remain as a minority partner. Subject to discussion, The City would have the ability to retain a minority interest (the “Minority Interest”) of the transaction value up to the pro rata percentage of the proceeds that the City is entitled to receive on the closing date. This Minority Interest would be subject to typical commercial terms associated with such an interest, including a Right of First Refusal.

In the event that the City chooses to take a Minority Interest and subject to discussion and agreement, the City will have the right to sell all, but not less than all, of their Minority Interest to the Buyer at a valuation equal to a discount of the multiple paid by the Buyer at the time of closing (the “Put Right”). The discount and the time frame will be subject to negotiation.

1-416-353-0123 1-800-371-6992 +800-371-69922	tucowsinc.com

Resale Restriction

We also agree to a limited resale restriction on Tucows in the event of a subsequent sale of its equity or the BT Business assets purchased in the Transaction, without the written consent of the City, and to a buyer who is a then-existing telecom provider in the Burlington, Vermont market, if, after such transaction, that party’s market share in Burlington exceeds 75 per cent.

Memorial Auditorium Relocation

Tucows commits to working with the City to determine a mutually-acceptable solution for relocating BT facilities from Memorial Auditorium to another location. We will need time to more closely evaluate requirements of the relocation and plan for a seamless move, but we can commit to complete it within 18 months of the transaction closing.

BT Staff Retention

We believe BT is solid operationally, leaving no reason to make drastic organizational changes. We would need every current BT employee to continue running the operation, and we hope they stay. Our expectation is that the headcount and opportunities for Burlingtonians to grow over time as the network expands and gains more subscribers, and that employees would have access to expanded career options.

Smart City Initiatives

We are also comfortable working towards an arrangement with the City, as part of a final agreement, that supports the City’s efforts on Smart City initiatives.

Completion of Burlington Footprint and Future Expansion

Tucows is also committed to expanding, and believe our resources and ability to execute concurrent builds will expedite completion of the network within Burlington, and potentially expand to outlying areas. Specifically, Tucows commits to completing the existing BT expansion plan that includes:

●	Finishing New North End/downtown
●	Finishing approximately 1,200 addresses within Burlington identified by the City
●	Focusing sales and expansion efforts on multi-tenant units and businesses

We will also review plans for neighboring areas, including Winooski, Essex, Williston and South Burlington, and build there if warranted.

Pricing and Customer Service

Tucows has built its reputation by providing our customers with fairly priced, competitive services backed by proactive and attentive customer support that is consistently ranked best-in- class. We believe our approach is extremely compatible with Burlington’s customer-centric orientation, and that together we can integrate product, pricing and support platforms to deliver a world-class experience to BT customers.

We recognize that affordability of services is extremely important to Burlington residents. Our long term view is that technology developments drive pricing downward and not upward. In the history of our Ting mobile and fiber businesses, we have never raised prices. In line with that philosophy and history, Tucows agrees to maintain all core BT Internet and VOIP pricing for 30 months, and restrict television price increases to content-driven costs only. To simplify the process of purchasing service from BT, some of the current packages may be streamlined.

Hyper-Local Approach

Ting’s work in Westminster, Maryland, Charlottesville, Virginia and Holly Springs, North Carolina shows that we manage our business and satisfy our customers at a local level. This work also demonstrates that we operate, communicate, sell and support at a hyper-local level. Local staff are available on a face-to-face basis, to the people living in these communities to answer questions, hear their feedback, explain our services, address concerns and outline upcoming construction phases and service improvements. Our focus on the people, homes, neighborhoods, and local business - and our effort to participate in, and support these communities - is our greatest advantage over the national incumbents and the only way for us to succeed.

Community Support

As part of our hyper-local approach, we pledge to support initiatives that are deemed important by each community. We would like to make a specific commitment of $250,000 per year to programs in Burlington that support municipal, economic development and entrepreneurship. This commitment includes:

●	$60,000 per year to maintain the City’s commitment to BTV Ignite
●	$50,000 per year to free TV advertising on premium (not CCTV) channels for local startups and community events

The remaining $140,000 would go to programs developed with local community involvement. We believe that there is tremendous energy in the Burlington community. This has been obvious to us throughout this process. We would look to harness this energy to help determine how best to spend the remainder of the above-noted funds. We believe Burlingtonians know best what Burlingtonians need.

The above commitment is in addition to contributions to the local community that Ting typically makes in its cities, including:

●	Zones offering free gigabit-powered, state-of-the-art wifi
●	Free service to select, local non-profits
●	Sponsorship of local events and programs
●	Internship programs
●	Additional public, educational and government (PEG) access channels

Preservation of BT Lifeline Program

Ting also commits to continuing BT’s support for the Federal Lifeline Broadband program. However, we do not think the Lifeline program is enough, and we have started to work on innovative approaches with local communities that provide more effective solutions to the digital divide, and we would expect to bring these lessons to Burlington.

BT as Regional Ting Hub

Our plan is for over $50 million of capital investment to be deployed in the region over the next 10 years, which will bring significant local, well-paying jobs to Burlington, and provide demand for local services. We expect this expansion to increase the need for equipment, vehicles, staff and services both within the BT operation and the Burlington community more broadly. We expect headcount and opportunities for Burlingtonians will grow over time, as will BT’s contribution to the local economy.

BT as Ting’s Eastern Headquarters for Video Services

We are currently in the process of building a new, national video service from the ground up. Should Ting be the successful bidder for BT, we will pivot our strategy and make Burlington our new provider of video services for all of our Eastern markets. Current BT staff will be looked at to contribute as we roll out our video service nationally and we expect this to grow employment opportunities over time.

Burlington as Center for Research and Development

As the most developed fiber footprint within our business, we would naturally use Burlington as a hub for development of innovative technologies which integrate a robust wired infrastructure with newly-available radio spectrum to build a next generation wireless experience. We would want to make Burlington a model for cities all over the country and the world in terms of ambient connectivity. This effort bolsters the BT business and creates a robust, reliable platform for local innovation and entrepreneurship to flourish.

This offer to purchase is an expression of intent only, does not express the agreement of the Parties and is not meant to be binding on the Parties now or at any point in time in the future. The Parties acknowledge that the points set forth in this Letter of Intent (“Letter”), as well as points beyond the scope of this Letter, are subject to the completion of negotiation and execution of a final and binding “Definitive Agreement,” which is satisfactory to each Party in its sole discretion. Accordingly, the Parties do not intend to be bound until they enter into a Definitive Agreement regarding the subject matter.

In the event that Tucows is the prevailing bidder, we will assume responsibility for our own internal costs and legal, accounting and other professional fees and expenses incurred in connection herewith, the negotiation, preparation and execution of the Definitive agreement, or otherwise relating to the proposed transaction. Tucows shall not incur any obligation for any finder’s, broker’s or agent’s fee in connection with the transaction contemplated hereby.

We recognize that the consent of State and Federal government bodies may be required to consummate the Transaction and the parties agree to use commercially reasonable efforts to obtain such approvals.

This Letter shall be governed exclusively by applicable laws of the United States of America and the State of Vermont and all actions arising out of the subject matter of this Letter shall be brought and adjudicated solely in the courts of the State of Vermont or the federal court for the District of Vermont.

We are very excited about the opportunity to partner with the City of Burlington and grow the business in a way that honors the home-grown legacy of BT. We hope that you share our view that Ting’s operational experience, track record, and progressive way of doing business would make for a compelling fit with Burlington Telecom and its customers, and meet the needs of all our respective stakeholders. If you have any questions on the content of this letter, please do not hesitate to contact me at (416) 538-5494. We are delighted to have the opportunity to work with you and look forward to a successful transaction.

Very truly yours,

Elliot Noss

President, CEO, Tucows Inc.

Accepted by:

Terry Dorman

Partner, Dorman & Fawcett